Voting Results of a Special Shareholder Meeting (Unaudited):

A special meeting of shareholders for the Trust was held on December 20, 2002.Following are the proposals in which the shareholders voted along with the results.


1. A proposal to elect ten Trustees.

			Shares			Percent of    	   Percent of
			Outstanding       For	         	Outstand.	Withheld
Outstand.    Result

Nigel D.T. Andrews		2,710,760.694    2,649,916.771   97.755%
60,843.923   2.245%       Passed
Frankie D. Hughes		2,710,760.694    2,649,916.771   97.755%	60,843.923
2.245%       Passed 		            Lyn Hutton		2,710,760.694
2,638,432.440   97.332%	72,328.254   2.668%       Passed
Eugene J. McDonald		2,710,760.694    2,638,432.440   97.332%
	72,328.254   2.668%       Passed
Dr. Thomas F. Morrissey	2,710,760.694    2,649,916.771   97.755%	60,843.923
   2.245%       Passed
Roger Noall		2,710,760.694    2,649,916.771   97.755%	60,843.923
2.245%       Passed
Karen F. Shepherd		2,710,760.694    2,649,916.771   97.755%	60,843.923
2.245%       Passed
Frank A. Weil		2,710,760.694    2,649,916.771   97.755%	60,843.923
2.245%       Passed
Donald E. Weston		2,710,760.694    2,649,916.771   97.755%	60,843.923
2.245%       Passed
Leigh A. Wilson		2,710,760.694    2,649,916.771   97.755%	60,843.923
2.245%       Passed

2. A proposal to approve a Rule 12b-1 Distribution and Service Plan for each Fund.

   Shares			 Percent of	   	  Percent of	   Percent of
			   Outstanding      For	         	 Outstand.   Against
      Outstand  Abstained     Outstand. Result

Diversified Stock Fund	    2,235,194.011   2,094,322.813  93.698%
37,686.881  1.686%   103,184.317  4.616%   Passed
Investment Quality Bond Fund        210,938.088     210,938.088      100.000%
	0         0%   	 0          0%   Passed
Small Company Opportunity Fund  264,628.595      255,160.227      96.422%
0          0%      9,468..368  3.578%   Passed